Ditech Holding Corporation OTC Pink: DHCP www.ditechholding.com
News Release: IMMEDIATE RELEASE

DITECH HOLDING CORPORATION ANNOUNCES THIRD QUARTER 2018 HIGHLIGHTS AND FINANCIAL RESULTS

Third Quarter Results

PRE-TAX INCOME (LOSS)	TOTAL REVENUES	TOTAL EXPENSES
$(37.0) million	$204.7 million	$252.1 million

ADJUSTED EBITDA	TOTAL SERVICED UPB	TOTAL FUNDED VOLUME
$26.1 million	$187.4 billion	$3.3 billion

QUARTERLY HIGHLIGHTS

•	Total revenues of $204.7 million, an increase of $28.0 million compared to the prior year quarter, principally driven by fair value adjustments

•	Total expenses of $252.1 million, a decrease of $51.1 million compared to the prior year quarter

•	Pre-tax loss of $37.0 million compared to a pre-tax loss of $123.7 million in the prior year quarter

•	Adjusted EBITDA of $26.1 million compared to $44.7 million in the prior year quarter

Third Quarter Financial and Operating Overview

	Successor	Predecessor
Highlights ($ in thousands)	For the Three Months Ended September 30, 2018	For the Three Months Ended September 30, 2017
Servicing Segment Portfolio (average)
Owned MSR	$72,252,225	$104,889,592
Subserviced UPB	101,973,767	102,426,566
Total Serviced UPB	$174,225,992	$207,316,158

Funded Volume
Refinanced - HARP	$309,544	$667,623
Refinanced - Other	1,081,436	1,177,974
Purchased	1,922,456	1,813,308
Total Funded Volume	$3,313,436	$3,658,905

Servicing Segment portfolio DQ rate - 30 days past due	8.69%	9.34%
Reverse Ginnie Mae Buyout Volume	$470,656	$458,489

Consolidated Statements of Comprehensive Income (Loss) (unaudited)

	Successor	Predecessor	Successor	Predecessor
($ in thousands, except per share amounts)	For the Three Months Ended September 30, 2018	For the Three Months Ended September 30, 2017	For the Period From February 10, 2018 Through September 30, 2018	For the Period From January 1, 2018 Through February 9, 2018	For the Nine Months Ended September 30, 2017
REVENUES
Net servicing revenue and fees	$100,038	$65,029	$278,490	$128,685	$269,537
Net gains on sales of loans	47,284	73,013	119,004	27,963	217,914
Net fair value gains on reverse loans and related HMBS obligations	22,613	1,810	21,764	10,576	24,384
Interest income on loans	577	9,802	1,424	3,387	31,271
Insurance revenue	—	—	—	—	3,963
Other revenues	34,146	26,990	73,719	16,662	83,647
Total revenues	204,658	176,644	494,401	187,273	630,716

EXPENSES
General and administrative	104,580	137,614	259,429	50,520	386,785
Salaries and benefits	80,161	91,544	209,745	40,408	300,572
Interest expense	58,247	61,671	146,527	38,756	182,965
Depreciation and amortization	10,598	9,741	23,676	3,810	30,715
Goodwill and intangible assets impairment	—	—	10,960	—	—
Other expenses, net	(1,513)	2,576	(869)	229	8,413
Total expenses	252,073	303,146	649,468	133,723	909,450

OTHER GAINS (LOSSES)
Reorganization items and fresh start accounting adjustments	(2,616)	—	(2,726)	464,563	—
Other net fair value gains	2,730	3,783	10,319	3,740	761
Net losses on extinguishment of debt	(146)	(959)	(1,353)	(864)	(1,668)
Gain on sale of business	—	—	—	—	67,734
Other	10,495	—	17,694	—	—
Total other gains	10,463	2,824	23,934	467,439	66,827

Income (loss) before income taxes	(36,952)	(123,678)	(131,133)	520,989	(211,907)
Income tax expense (benefit)	(315)	455	123	(18)	2,027
Net income (loss)	$(36,637)	$(124,133)	$(131,256)	$521,007	$(213,934)

Comprehensive income (loss)	$(36,691)	$(124,035)	$(131,214)	$521,007	$(213,858)

Net income (loss)	$(36,637)	$(124,133)	$(131,256)	$521,007	$(213,934)
Basic earnings (loss) per common and common equivalent share	$(7.28)	$(3.38)	$(27.70)	$13.94	$(5.85)
Diluted earnings (loss) per common and common equivalent share	$(7.28)	$(3.38)	$(27.70)	$13.92	$(5.85)
Weighted-average common and common equivalent shares outstanding — basic	5,034	36,714	4,739	37,374	36,555
Weighted-average common and common equivalent shares outstanding — diluted	5,034	36,714	4,739	37,424	36,555

Discussion of Third Quarter Results
Total revenues for the third quarter of 2018 were $204.7 million, an increase of $28.0 million as compared to the prior year quarter, primarily due to increases of $35.0 million in net servicing revenue and fees and $20.8 million in net fair value gains on reverse loans and related HMBS obligations, partially offset by a decrease of $25.7 million in net gains on sale of loans. The increase in net servicing revenue and fees was driven by the changes in valuation for servicing rights, partially offset by lower servicing fees due primarily to the shift of our servicing portfolio from servicing to subservicing and continued runoff of the overall servicing portfolio. The increase in net fair value gains on reverse loans and related HMBS obligations related primarily to a decrease in net non-cash fair value losses due to improved market pricing in the third quarter of 2018 versus a decline in market pricing in the third quarter of 2017, and an increase in net interest income due to an increase in buyouts. The decrease in net gains on sales of loans resulted from a lower day one margin due to a product mix shift towards lower margin correspondent channel combined with pricing decreases in both the consumer and correspondent and wholesale channels.
Total expenses for the third quarter of 2018 were $252.1 million, a decrease of $51.1 million as compared to the prior year quarter. This decrease was primarily driven by a decrease in general and administrative expenses totaling $33.0 million and a decrease in salaries and benefits of $11.4 million. The decrease in general and administrative expenses resulted primarily from decreases in costs related to our debt restructuring initiative in 2017, curtailment-related accruals, and advance loss provision due to fewer advance losses on liquidated loans, as well as cost reduction efforts and lower originations volume, offset in part by amortization of the Clean-up Call Agreement inducement fee in 2018. The decline in salaries and benefits was due primarily to a lower average headcount driven by site closures and organizational changes.

Pre-tax Income (Loss) and Adjusted EBITDA by Segment

	Successor		Predecessor
	For the Three Months Ended September 30, 2018		For the Three Months Ended September 30, 2017
($ in thousands)	Pre-tax Income (Loss)	Adjusted EBITDA	Pre-tax Income (Loss)	Adjusted EBITDA
Servicing	$16,624	$38,180	$(57,760)	$42,323
Originations	(1,989)	3,252	24,475	22,755
Reverse	(2,605)	563	(21,695)	(1,155)
Corporate and Other Non-Reportable	(48,982)	(15,933)	(68,698)	(19,240)
Consolidated	$(36,952)	$26,062	$(123,678)	$44,683

Discussion of Segment Results

Servicing
The Servicing segment serviced approximately 1.4 million accounts with a UPB of $169.0 billion as of September 30, 2018.
The Servicing segment reported pre-tax income of $16.6 million for the third quarter of 2018, an increase of $74.4 million as compared to the prior year quarter. During the third quarter of 2018, the segment generated revenue of $122.9 million, an increase of $32.3 million as compared to the prior year quarter primarily due to $60.0 million in favorable fair value changes to our MSR, partially offset by $26.8 million in lower servicing fees due primarily to the shift of our servicing portfolio from servicing to subservicing and continued runoff of the overall servicing portfolio.
Total expenses in the Servicing segment for the third quarter of 2018 were $104.2 million, a decrease of $43.6 million as compared to the prior year quarter, driven by $19.3 million in lower general and administrative expenses and $9.6 million in lower salaries and benefits. The decrease in general and administrative expenses was primarily due to decreases of $4.4 million in advance loss provision, $3.2 million in professional fees, and $7.8 million in other costs savings related to a smaller portfolio and lower average headcount. In addition, we had a decrease of $3.9 million resulting from accretion recorded during the third quarter of 2018 related to fresh start accounting adjustments for advances, which is not comparable to the third quarter of 2017. The decline in salaries and benefits resulted from a lower average headcount. Current quarter expenses included $4.0 million of interest expense and $5.6 million of depreciation and amortization.
Adjusted EBITDA declined $4.1 million for the third quarter of 2018 as compared to the prior year quarter due to lower servicing fees and interest income on loans offset in part by lower salaries and benefits, general and administrative expenses and interest expense.

Originations
The Originations segment funded total UPB volume of $3.3 billion for the third quarter of 2018, a decrease of $0.3 billion as compared to the prior year quarter. The recapture rate (1) was 17% for the current quarter.
The Originations segment reported $2.0 million of pre-tax loss for the third quarter of 2018 as compared to pre-tax income of $24.5 million for the third quarter of 2017, which represents a decrease of $26.5 million driven primarily by margin compression and lower locked volume. During the third quarter of 2018, this segment generated revenue of $53.6 million, a decrease of $27.7 million from the prior year quarter. Net gains on sales of loans decreased $26.2 million as compared to the prior year quarter due primarily to a lower day one margin due to a product mix shift towards lower margin correspondent and wholesale channels combined with pricing decreases in both the consumer and correspondent channels, as well as an overall lower volume of locked loans.
Total expenses in the Originations segment for the third quarter of 2018 were $55.6 million, a decrease of $1.2 million compared to the prior year quarter. Current quarter interest expense was $7.9 million and depreciation and amortization was $4.3 million.
Adjusted EBITDA declined by $19.5 million in the third quarter of 2018 as compared to the prior year quarter due to lower net gains on sales of loans.
Reverse Mortgage
The Reverse Mortgage segment serviced approximately 95 thousand accounts with a UPB of $18.4 billion at September 30, 2018, which includes UPB of $8.7 billion related to on-balance sheet loans and real estate owned. During the quarter, the business securitized $63.0 million of previously unfunded commitments and related fees.
The Reverse Mortgage segment reported $2.6 million of pre-tax loss for the third quarter of 2018 as compared to pre-tax loss of $21.7 million in the prior year quarter. During the third quarter of 2018, the Reverse segment generated revenue of $30.4 million, an increase of $21.4 million from the prior year quarter. Net non-cash fair value losses decreased $17.3 million due primarily to improved market pricing in the third quarter of 2018 versus a decline in market pricing in the third quarter of 2017. Net interest income on reverse loans and HMBS related obligations increased $5.5 million due primarily to an increase in buyouts.
Total expenses in the Reverse Mortgage segment for the third quarter of 2018 were $33.1 million, an increase of $2.3 million from the prior year quarter driven by an $8.5 million increase in interest expense due primarily to higher average borrowings as a result of higher buyout loan levels, and a higher average cost of debt related to the interest rate on the Exit Warehouse Facilities.
Adjusted EBITDA improved by $1.7 million to $0.6 million for the third quarter of 2018 as compared to the prior year quarter primarily due to an increase in net interest income on reverse loans and related HMBS obligations and the decline in general and administrative expenses, partially offset by higher interest expense.
Corporate and Other Non-Reportable Segment
The Corporate and Other Non-Reportable segment reported $49.0 million of pre-tax loss for the third quarter of 2018, a decrease in loss of $19.7 million as compared to the prior year quarter. Other gains were $11.2 million for the third quarter of 2018 in connection with our counterparty under the Clean-up Call Agreement having fulfilled its obligation for the mandatory clean-up call of three of the remaining Non-Residual Trusts, resulting in the deconsolidation of these trusts. This gain is offset by the amortization of the inducement fee recorded in general and administrative expenses during the period.
General and administrative expenses decreased $7.9 million primarily due to $14.4 million in lower costs related to our debt restructuring initiative in 2017 and a $3.0 million reimbursement from an insurance carrier related to the settlement of corporate shareholder lawsuits in 2018, offset in part by $10.5 million in amortization of the Clean-up Call Agreement inducement fee in 2018. Interest expense decreased $4.2 million for the third quarter of 2018 as compared to the prior year quarter primarily as a result of the extinguishment of the Senior Notes and Convertible Notes in connection with the Chapter 11 bankruptcy, offset in part by higher interest rates on post-bankruptcy debt.

(1) Recapture rate represents the percent of voluntary UPB payoffs during the period refinanced into new loans by Ditech.  This metric excludes payoffs on non-marketable portfolios, payoffs under $20K UPB, or payoffs prior to 60 days after boarding.

Discussion of Balance Sheet & Liquidity

Balance Sheet
At September 30, 2018, corporate debt included term loan debt with a carrying value and unpaid principal balance of $1.0 billion, and second lien notes with a carrying value and unpaid principal balance of $195.5 million and $251.6 million, respectively. Also at September 30, 2018, stockholders' equity was reduced to $55.2 million due to the loss experienced in the current quarter.
Liquidity
At September 30, 2018, cash and cash equivalents declined to $187.2 million primarily driven by principal and interest payments on corporate debt and reverse loan repurchase obligations, net of financing and liquidations, partially offset by sales of mortgage servicing rights and real estate owned and monetization of servicing advances.
The Company continues to actively refine its liquidity plan and intends to take all appropriate actions in an effort to ensure that it has adequate liquidity to meet its debt service obligations and other liabilities and commitments. Management has concluded that the Company’s current plans provide sufficient liquidity to meet its obligations over the next twelve months.  However, there can be no assurance that the Company’s recent and future actions will be successful in mitigating the risks and uncertainties involved in maintaining sufficient liquidity. Please refer to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, including Note 2 in the Notes to Consolidated Financial Statements contained in Part I, Item 1. Financial Information included therein, the disclosure contained under the caption “Risk Factors” therein, and the Company’s other filings with the SEC, for additional information about the Company’s liquidity plans and the risks and uncertainties relating thereto.

Strategic Review and NYSE Delisting
In response to certain inquiries received by the Board of Directors of the Company, during the second quarter of 2018 the Board initiated a process to evaluate strategic alternatives, hereinafter referred to as the Strategic Review. This process is being conducted with the assistance of financial and legal advisors. The Strategic Review is ongoing, and in connection therewith the Company is considering a range of potential transactions including, among other things, a sale of the Company, a sale of all or a portion of the Company’s assets, and/or a recapitalization of the Company.
Based on analyses prepared by the Company and its financial advisors in connection with the Strategic Review (including analyses of proposals received by the Company during such review), analyses the Company prepares from time to time in connection with its internal business planning processes, and the risks and uncertainties that could adversely impact the Company’s liquidity plan, Company management and the Board determined that the actions the Company has taken to date and actions that the Company plans to take in the future to improve its liquidity position may not be adequate to meet the Company’s future obligations beyond the next twelve months.
Therefore, in connection with the Strategic Review, during the fourth quarter of 2018, the Company entered into non-disclosure agreements with, and the Company and its financial and legal advisors began to have discussions with, certain of its corporate debt holders and their advisors regarding potential strategic transactions that may involve implementation through an in-court supervised Chapter 11 process. The potential for an in-court supervised Chapter 11 process in order to implement a strategic transaction raises substantial doubt about the Company’s ability to continue as a going concern.
There can be no assurance that the Strategic Review will result in any transaction, nor can there be any assurance that any transaction the Company does execute will result in any value being delivered to the Company’s existing stockholders.
In addition, the NYSE recently suspended and commenced proceedings to delist the Company’s common stock and warrants from the NYSE due to the Company’s failure to maintain an average global market capitalization over a consecutive 30 trading-day period of at least $15.0 million. Effective November 7, 2018, the Company’s common stock and warrants commenced trading on the OTC Pink marketplace under the symbols DHCP (common stock) and DHCPW and DHCBW (warrants).

Consolidated Balance Sheets

	Successor	Predecessor
($ in thousands, except share and per share data)	September 30, 2018	December 31, 2017
ASSETS	(unaudited)
Cash and cash equivalents	$187,197	$285,969
Restricted cash and cash equivalents	86,774	112,826
Residential loans at amortized cost, net (includes $920 and $6,347 in allowance for loan losses at September 30, 2018 and December 31, 2017, respectively)	389,756	985,454
Residential loans at fair value	10,017,770	10,725,232
Receivables, net (includes $2,457 and $5,608 at fair value at September 30, 2018 and December 31, 2017, respectively)	101,417	124,344
Servicer and protective advances, net (includes $25,372 and $164,225 in allowance for uncollectible advances at September 30, 2018 and December 31, 2017, respectively)	467,694	813,433
Servicing rights, net (includes $658,122 and $714,774 at fair value at September 30, 2018 and December 31, 2017, respectively)	710,728	773,251
Goodwill	—	47,747
Intangible assets, net	32,351	8,733
Premises and equipment, net	70,504	50,213
Deferred tax assets, net	560	1,400
Other assets (includes $19,201 and $29,394 at fair value at September 30, 2018 and December 31, 2017, respectively)	270,256	235,595
Total assets	$12,335,007	$14,164,197

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Payables and accrued liabilities (includes $1,441 and $1,282 at fair value at September 30, 2018 and December 31, 2017, respectively)	$864,947	$994,493
Servicer payables	128,320	116,779
Servicing advance liabilities	226,591	483,462
Warehouse borrowings	1,549,694	1,085,198
Corporate debt	1,202,998	1,214,663
Mortgage-backed debt (includes $496,124 and $348,682 at fair value at September 30, 2018 and December 31, 2017, respectively)	496,124	735,882
HMBS related obligations at fair value	7,810,508	9,175,128
Deferred tax liabilities, net	643	848
Total liabilities not subject to compromise	12,279,825	13,806,453
Liabilities subject to compromise	—	806,937
Total liabilities	12,279,825	14,613,390

Stockholders' equity (deficit):
Preferred stock, $0.01 par value per share (Successor and Predecessor):
Authorized - 10,000,000 shares, including 100,000 shares of mandatorily convertible preferred stock (Successor) and 10,000,000 shares (Predecessor)
Issued and outstanding - 94,421 shares at September 30, 2018 (Successor) and 0 shares at December 31, 2017 (Predecessor) (liquidation preference $98,724 at September 30, 2018)	1	—
Common stock, $0.01 par value per share (Successor and Predecessor):
Authorized - 90,000,000 shares (Successor and Predecessor)
Issued and outstanding - 4,982,002 shares at September 30, 2018 (Successor) and 37,373,616 shares at December 31, 2017 (Predecessor)	50	374
Additional paid-in capital	186,345	598,193
Accumulated deficit	(131,256)	(1,048,817)
Accumulated other comprehensive income	42	1,057
Total stockholders' equity (deficit)	55,182	(449,193)
Total liabilities and stockholders' equity (deficit)	$12,335,007	$14,164,197

Non-GAAP Financial Measures

We manage our company in three reportable segments: Servicing, Originations and Reverse Mortgage. We evaluate the performance of our business segments through the following measures: income (loss) before income taxes and Adjusted EBITDA. Management considers Adjusted EBITDA, a non-GAAP financial measure, to be important in the evaluation of our business segments and of the company as a whole, as well as for allocating capital resources to our segments. Adjusted EBITDA is a supplemental metric utilized by management to assess the underlying key drivers and operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted EBITDA is not a presentation made in accordance with GAAP and our use of this measure and term may vary from other companies in our industry.
Adjusted EBITDA eliminates the effects of financing, income taxes and depreciation and amortization. Adjusted EBITDA is defined as income (loss) before income taxes, plus amortization of servicing rights and other fair value adjustments; interest expense on corporate debt; depreciation and amortization; goodwill and intangible assets impairment, if any; a portion of the provision for curtailment expense, net of expected third-party recoveries, if applicable; share-based compensation expense or benefit; exit costs; estimated settlements and costs for certain legal and regulatory matters; fair value to cash adjustments for reverse loans; and select other cash and non-cash adjustments primarily including the net provision for the repurchase of loans sold, non-cash interest income, severance, gain or loss on extinguishment of debt, interest income on unrestricted cash and cash equivalents, the net impact of the Residual and Non-Residual Trusts, the provision for loan losses, Residual Trust cash flows, transaction costs, reorganization items, servicing fee economics, and certain non-recurring costs, as applicable. Adjusted EBITDA includes both cash and non-cash gains from mortgage loan origination activities. Adjusted EBITDA excludes the impact of fair value option accounting on certain assets and liabilities and includes cash generated from reverse mortgage origination activities for the periods during which we were originating reverse mortgages. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with our debt agreements.
Adjusted EBITDA should not be considered as an alternative to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determined in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of the metric are:

•	Adjusted EBITDA does not reflect cash expenditures for long-term assets and other items that have been and will be incurred, future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect certain tax payments that represent reductions in cash available to us;

•	Adjusted EBITDA does not reflect non-cash compensation that is and will remain a key element of our overall long-term incentive compensation package;

•	Adjusted EBITDA does not reflect the change in fair value due to changes in valuation inputs and other assumptions;

•	Adjusted EBITDA does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	Adjusted EBITDA does not reflect the change in fair value resulting from the realization of expected cash flows; and

•
Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our corporate debt, although it does reflect interest expense associated with our servicing advance liabilities, master repurchase agreements, mortgage-backed debt, and HMBS related obligations.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as a supplement. Users of our financial statements are cautioned not to place undue reliance on Adjusted EBITDA.

Segment Results of Operations and Non-GAAP Financial Measures (for the three months ended September 30, 2018)

	Successor
($ in thousands)	Servicing	Originations	Reverse Mortgage	Corporate and Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$95,194	$—	$6,145	$16	$(1,317)	$100,038
Net gains on sales of loans	2	46,789	—	—	493	47,284
Net fair value gains on reverse loans and related HMBS obligations	—	—	22,613	—	—	22,613
Interest income on loans	565	12	—	—	—	577
Other revenues	27,090	6,805	1,690	676	(2,115)	34,146
Total revenues	122,851	53,606	30,448	692	(2,939)	204,658

EXPENSES
General and administrative	64,602	18,443	6,818	17,656	(2,939)	104,580
Salaries and benefits	32,883	24,979	9,430	12,869	—	80,161
Interest expense	4,020	7,870	14,956	31,401	—	58,247
Depreciation and amortization	5,585	4,303	437	273	—	10,598
Other expenses, net	(2,939)	—	1,412	14	—	(1,513)
Total expenses	104,151	55,595	33,053	62,213	(2,939)	252,073

OTHER GAINS (LOSSES)
Reorganization items	—	—	—	(2,616)	—	(2,616)
Net loss on extinguishment of debt	—	—	—	(146)	—	(146)
Other net fair value gains (losses)	(1,384)	—	—	4,114	—	2,730
Other	(692)	—	—	11,187	—	10,495
Total other gains (losses)	(2,076)	—	—	12,539	—	10,463
Income (loss) before income taxes	16,624	(1,989)	(2,605)	(48,982)	—	(36,952)

EBITDA adjustments
Reorganization items	—	—	—	2,616	—	2,616
Interest expense	363	—	—	31,401	—	31,764
Fair value to cash adjustment to reverse loans	—	—	2,160	—	—	2,160
Amortization of servicing rights and other fair value adjustments	18,278	—	400	—	—	18,678
Depreciation and amortization	5,585	4,303	437	273	—	10,598
Exit costs	687	1,087	68	623	—	2,465
Transaction costs	96	—	—	1,357	—	1,453
Share-based compensation expense	20	77	17	521	—	635
Other	(3,473)	(226)	86	(3,742)	—	(7,355)
Total adjustments	21,556	5,241	3,168	33,049	—	63,014
Adjusted EBITDA	$38,180	$3,252	$563	$(15,933)	$—	$26,062

Segment Results of Operations and Non-GAAP Financial Measures (for the three months ended September 30, 2017)

	Predecessor
($ in thousands)	Servicing	Originations	Reverse Mortgage	Corporate and Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$60,793	$—	$6,452	$—	$(2,216)	$65,029
Net gains (losses) on sales of loans	(571)	73,025	—	—	559	73,013
Net fair value gains on reverse loans and related HMBS obligations	—	—	1,810	—	—	1,810
Interest income on loans	9,790	12	—	—	—	9,802
Other revenues	20,496	8,231	821	181	(2,739)	26,990
Total revenues	90,508	81,268	9,083	181	(4,396)	176,644

EXPENSES
General and administrative (1)	83,936	21,419	11,141	25,514	(4,396)	137,614
Salaries and benefits (1)	42,519	26,939	11,287	10,799	—	91,544
Interest expense	11,769	7,831	6,431	35,640	—	61,671
Depreciation and amortization (1)	8,373	604	592	172	—	9,741
Other expenses, net	1,115	—	1,327	134	—	2,576
Total expenses	147,712	56,793	30,778	72,259	(4,396)	303,146

OTHER GAINS (LOSSES)
Other net fair value gains (losses)	(556)	—	—	4,339	—	3,783
Net losses on extinguishment of debt	—	—	—	(959)	—	(959)
Total other gains (losses)	(556)	—	—	3,380	—	2,824
Income (loss) before income taxes	(57,760)	24,475	(21,695)	(68,698)	—	(123,678)

EBITDA adjustments
Interest expense	710	—	—	35,640	—	36,350
Fair value to cash adjustment to reverse loans	—	—	19,480	—	—	19,480
Amortization of servicing rights and other fair value adjustments	86,922	—	366	—	—	87,288
Depreciation and amortization	8,373	604	592	172	—	9,741
Exit costs (1)	85	(27)	30	580	—	668
Transaction costs	524	—	—	15,569	—	16,093
Share-based compensation expense (benefit)(1)	41	(2)	29	725	—	793
Other (1)	3,428	(2,295)	43	(3,228)	—	(2,052)
Total adjustments	100,083	(1,720)	20,540	49,458	—	168,361
Adjusted EBITDA	$42,323	$22,755	$(1,155)	$(19,240)	$—	$44,683

(1)
Effective January 1, 2018, the Company no longer allocates corporate overhead, including depreciation and amortization, to its operating segments. These amounts are now included in the Corporate and Other non-reportable segment. Prior year balances have been restated to conform to current year presentation.

Segment Results of Operations and Non-GAAP Financial Measures (for the nine months ended September 30, 2018)

	Combined
($ in thousands)	Servicing	Originations	Reverse Mortgage	Corporate and Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$394,288	$—	$17,483	$39	$(4,635)	$407,175
Net gains on sales of loans	957	144,752	—	—	1,258	146,967
Net fair value gains on reverse loans and related HMBS obligations	—	—	32,340	—	—	32,340
Interest income on loans	4,776	35	—	—	—	4,811
Other revenues	73,315	17,989	4,460	1,141	(6,524)	90,381
Total revenues	473,336	162,776	54,283	1,180	(9,901)	681,674

EXPENSES
General and administrative	185,606	56,843	24,723	52,678	(9,901)	309,949
Salaries and benefits	104,906	79,158	29,100	36,989	—	250,153
Interest expense	21,133	28,902	47,243	88,005	—	185,283
Depreciation and amortization	13,540	11,747	1,415	784	—	27,486
Goodwill and intangible assets impairment	1,000	9,960	—	—	—	10,960
Other expenses, net	(5,017)	—	4,280	97	—	(640)
Total expenses	321,168	186,610	106,761	178,553	(9,901)	783,191

OTHER GAINS (LOSSES)
Reorganization items and fresh start accounting adjustments	(14,588)	9,612	7,423	459,390	—	461,837
Other net fair value gains	1,996	—	—	12,063	—	14,059
Net losses on extinguishment of debt	—	—	—	(2,217)	—	(2,217)
Other	(692)	—	—	18,386	—	17,694
Total other gains (losses)	(13,284)	9,612	7,423	487,622	—	491,373
Income (loss) before income taxes	138,884	(14,222)	(45,055)	310,249	—	389,856

EBITDA adjustments
Reorganization items and fresh start accounting adjustments	14,588	(9,612)	(7,423)	(459,390)	—	(461,837)
Interest expense	5,317	6,579	7,146	88,005	—	107,047
Fair value to cash adjustment to reverse loans	—	—	39,170	—	—	39,170
Amortization of servicing rights and other fair value adjustments	(31,377)	—	1,930	—	—	(29,447)
Depreciation and amortization	13,540	11,747	1,415	784	—	27,486
Goodwill and intangible assets impairment	1,000	9,960	—	—	—	10,960
Exit costs	3,363	1,973	462	1,911	—	7,709
Transaction costs	278	—	—	3,427	—	3,705
Share-based compensation expense	33	91	21	2,401	—	2,546
Other	(16,769)	(2,595)	481	(5,692)	—	(24,575)
Total adjustments	(10,027)	18,143	43,202	(368,554)	—	(317,236)
Adjusted EBITDA	$128,857	$3,921	$(1,853)	$(58,305)	$—	$72,620

Segment Results of Operations and Non-GAAP Financial Measures (for the nine months ended September 30, 2017)

	Predecessor
($ in thousands)	Servicing	Originations	Reverse Mortgage	Corporate and Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$255,982	$—	$21,043	$—	$(7,488)	$269,537
Net gains (losses) on sales of loans	(1,888)	217,639	—	—	2,163	217,914
Net fair value gains on reverse loans and related HMBS obligations	—	—	24,384	—	—	24,384
Interest income on loans	31,235	36	—	—	—	31,271
Insurance revenue	3,963	—	—	—	—	3,963
Other revenues	66,422	24,921	1,558	891	(10,145)	83,647
Total revenues	355,714	242,596	46,985	891	(15,470)	630,716

EXPENSES
General and administrative (1)	252,492	64,314	27,510	57,939	(15,470)	386,785
Salaries and benefits (1)	144,128	85,672	37,275	33,497	—	300,572
Interest expense	38,162	25,830	13,110	105,863	—	182,965
Depreciation and amortization (1)	25,534	2,193	2,455	533	—	30,715
Other expenses, net	3,796	—	3,980	637	—	8,413
Total expenses	464,112	178,009	84,330	198,469	(15,470)	909,450

OTHER GAINS (LOSSES)
Other net fair value gains (losses)	(1,874)	—	—	2,635	—	761
Net losses on extinguishment of debt	(709)	—	—	(959)	—	(1,668)
Gain on sale of business	67,734	—	—	—	—	67,734
Total other gains	65,151	—	—	1,676	—	66,827
Income (loss) before income taxes	(43,247)	64,587	(37,345)	(195,902)	—	(211,907)

EBITDA adjustments
Interest expense	2,245	—	—	105,863	—	108,108
Fair value to cash adjustment to reverse loans	—	—	34,858	—	—	34,858
Amortization of servicing rights and other fair value adjustments	209,453	—	1,148	—	—	210,601
Depreciation and amortization	25,534	2,193	2,455	533	—	30,715
Exit costs (1)	4,722	464	1,217	2,234	—	8,637
Transaction costs	4,855	—	—	25,532	—	30,387
Share-based compensation expense (benefit)(1)	309	(112)	195	1,747	—	2,139
Gain on sale of business	(67,734)	—	—	—	—	(67,734)
Other (1)	4,807	(5,286)	(13)	3,962	—	3,470
Total adjustments	184,191	(2,741)	39,860	139,871	—	361,181
Adjusted EBITDA	$140,944	$61,846	$2,515	$(56,031)	$—	$149,274

(1)
Effective January 1, 2018, the Company no longer allocates corporate overhead, including depreciation and amortization, to its operating segments. These amounts are now included in the Corporate and Other non-reportable segment. Prior year balances have been restated to conform to current year presentation.

Additional Financial Information

About Ditech Holding Corporation
Ditech Holding Corporation is an independent servicer and originator of mortgage loans and servicer of reverse mortgage loans. Based in Fort Washington, Pennsylvania, we have approximately 3,300 employees and service a diverse loan portfolio. For more information about Ditech Holding Corporation, please visit our website at www.ditechholding.com. The information on our website is not a part of this release.
This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Non-GAAP Financial Measures” included in prior sections of this press release.
The terms “Ditech Holding,” the “Company,” “we,” “us” and “our” as used throughout this report refer to Ditech Holding Corporation (Successor) and its consolidated subsidiaries after the Effective Date, and/or Walter Investment Management Corp. (Predecessor) and its consolidated subsidiaries prior to the Effective Date. We use certain acronyms and terms throughout this release that are defined in the Glossary of Terms in Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018.
Disclaimer and Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as "believes," "anticipates," "expects," "intends," "plans," "projects," "estimates," "assumes," "may," "should," "will," "seeks," "targets," or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance, nor should any conclusions be drawn or assumptions be made as to any potential outcome of any changes in our strategy. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described below and in more detail under the caption "Risk Factors" in our filings with the SEC.
In particular (but not by way of limitation), the following important factors, risks and uncertainties could affect our future results, performance and achievements and could cause actual results, performance and achievements to differ materially from those expressed in the forward-looking statements:

•
our ability to operate our business in compliance with existing and future laws, rules, regulations and contractual commitments affecting our business, including those relating to the origination and servicing of residential loans, default servicing and foreclosure practices, the management of third-party assets and the insurance industry, and changes to, and/or more stringent enforcement of, such laws, rules, regulations and contracts;

•	scrutiny of our industry by, and potential enforcement actions by, federal and state authorities;

•
the substantial resources (including senior management time and attention) we devote to, and the significant compliance costs we incur in connection with, regulatory compliance and regulatory examinations and inquiries, and any consumer redress, fines, penalties or similar payments we make in connection with resolving such matters;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure (including exposure relating to false claims);

•
potential costs and uncertainties, including the effect on future revenues, associated with and arising from litigation, regulatory investigations and other legal proceedings, and uncertainties relating to the reaction of our key counterparties to the announcement of any such matters;

•
our dependence on U.S. GSEs and agencies (especially Fannie Mae, Freddie Mac and Ginnie Mae) and their residential loan programs and our ability to maintain relationships with, and remain qualified to participate in programs sponsored by, such entities, our ability to satisfy various existing or future GSE, agency and other capital, net worth, liquidity and other financial requirements applicable to our business, and our ability to remain qualified as a GSE and agency approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ and agencies' respective residential loan selling and servicing guides;

•
uncertainties relating to the status and future role of GSEs and agencies, and the effects of any changes to the origination and/or servicing requirements of the GSEs, agencies or various regulatory authorities or the servicing compensation structure for mortgage servicers pursuant to programs of GSEs, agencies or various regulatory authorities;

•
our ability to maintain our loan servicing, loan origination or collection agency licenses, or any other licenses necessary to operate our businesses, or changes to, or our ability to comply with, our licensing requirements;

•	our ability to comply with the terms of the stipulated orders resolving allegations arising from an FTC and CFPB investigation of Ditech Financial and a CFPB investigation of RMS;

•	operational risks inherent in the mortgage servicing and mortgage originations businesses, including our ability to comply with the various contracts to which we are a party, and reputational risks;

•	risks related to the significant amount of senior management turnover and employee reductions recently experienced by us;

•
risks related to our substantial levels of indebtedness, including our ability to comply with covenants contained in our debt agreements or obtain any necessary waivers or amendments, generate sufficient cash to service such indebtedness and refinance such indebtedness on favorable terms, or at all, as well as our ability to incur substantially more debt;

•	our ability to renew advance financing facilities or warehouse facilities on favorable terms, or at all, and maintain adequate borrowing capacity under such facilities;

•	our ability to maintain or grow our residential loan servicing or subservicing business and our mortgage loan originations business;

•	risks related to the concentration of our subservicing portfolio and the ability of our subservicing clients to terminate us as subservicer;

•
our ability to achieve our strategic initiatives, particularly our ability to: enter into new subservicing arrangements; improve servicing performance; successfully develop our originations capabilities; and execute and realize planned operational improvements and efficiencies;

•	the success of our business strategy in returning us to sustained profitability;

•	uncertainties related to the Board of Directors' review of strategic alternatives;

•	changes in prepayment rates and delinquency rates on the loans we service or subservice;

•	the ability of Fannie Mae, Freddie Mac and Ginnie Mae, as well as our other clients and credit owners, to transfer or otherwise terminate our servicing or subservicing rights, with or without cause;

•	a downgrade of, or other adverse change relating to, or our ability to improve, our servicer ratings or credit ratings;

•	our ability to collect reimbursements for servicing advances and earn and timely receive incentive payments and ancillary fees on our servicing portfolio;

•
our ability to collect indemnification payments and enforce repurchase obligations relating to mortgage loans we purchase from our correspondent clients and our ability to collect in a timely manner indemnification payments relating to servicing rights we purchase from prior servicers;

•
local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular, including the volume and pricing of home sales and uncertainty regarding the levels of mortgage originations and prepayments;

•
uncertainty as to the volume of originations activity we can achieve and the effects of the expiration of HARP, which is scheduled to occur on December 31, 2018, including uncertainty as to the number of "in-the-money" accounts we may be able to refinance and uncertainty as to what type of product or government program will be introduced, if any, to replace HARP;

•
risks associated with the reverse mortgage business, including changes to reverse mortgage programs operated by FHA, HUD or Ginnie Mae, our ability to accurately estimate interest curtailment liabilities, our ability to fund HECM repurchase obligations, our ability to assign repurchased HECM loans to HUD, our ability to fund principal additions on our HECM loans, and our ability to securitize our HECM tails;

•	our ability to realize all anticipated benefits of past, pending or potential future acquisitions or joint venture investments;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	changes in interest rates and the effectiveness of any hedge we may employ against such changes;

•
risks and potential costs associated with technology and cybersecurity, including: the risks of technology failures and of cyber-attacks against us or our vendors; our ability to adequately respond to actual or attempted cyber-attacks; and our ability to implement adequate internal security measures and protect confidential borrower information;

•
risks and potential costs associated with the implementation of new or more current technology, such as MSP, the use of vendors (including offshore vendors) or the transfer of our servers or other infrastructure to new data center facilities;

•	our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions;

•	risks related to our deferred tax assets, including the risk of an "ownership change" under Section 382 of the Code;

•	the delisting of our common stock and warrants from the NYSE;

•	our ability to continue as a going concern;

•	uncertainties regarding impairment charges relating to our intangible assets;

•	risks associated with one or more material weaknesses identified in our internal controls over financial reporting, including the timing, expense and effectiveness of our remediation plans;

•	our ability to implement and maintain effective internal controls over financial reporting and disclosure controls and procedures; and

•
risks related to our relationship with Walter Energy and uncertainties arising from or relating to its bankruptcy filings and liquidation proceedings, including potential liability for any taxes, interest and/or penalties owed by the Walter Energy consolidated group for the full or partial tax years during which certain of our former subsidiaries were a part of such consolidated group and certain other tax risks allocated to us in connection with our spin-off from Walter Energy.

All of the above factors, risks and uncertainties are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors, risks and uncertainties emerge from time to time, and it is not possible for our management to predict all such factors, risks and uncertainties.
Although we believe that the assumptions underlying the forward-looking statements (including those relating to our outlook) contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter except as otherwise required under the federal securities laws.

In addition, this release may contain statements of opinion or belief concerning market conditions and similar matters. In certain instances, those opinions and beliefs could be based upon general observations by members of our management, anecdotal evidence and/or our experience in the conduct of our business, without specific investigation or statistical analyses. Therefore, while such statements reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views and such views may not be shared by all who are involved in those industries or markets.
Contact
Jason Harbes, CFA ǀ Director of Investor Relations ǀ 813.421.7694 ǀ investorrelations@ditech.com